Exhibit 5.1

Intelsat S.A.

4, rue Albert Borschette

L-1246 Luxembourg

Luxembourg, 14 June 2018

O/Ref.	: TH/th
Re	: Intelsat – Registration Statement - Form 6k

Dear Sirs,

1. We have acted as Luxembourg counsel to Intelsat S.A., a société anonyme organised under the laws of Luxembourg with its registered office at 4, rue Albert Borschette, L-1246 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (the “RCS”) under number B 162135 (“the “Company”) in connection with the Company’s offering, pursuant to a prospectus supplement dated 11 June 2018 (the “Supplement”) to the registration statement on Form F-3 (the “Registration Statement”) filed on 6 June 2018 with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), in respect of 15,498,652 new common shares of the Company of a nominal value of USD0.01 each (the “New Shares”) issued under the Delegate Decision.

2. This opinion is given to you in order to be filed as an exhibit 5.1 to the Form 6k furnished by the Company and incorporated by reference into the Registration Statement.

3. For the purpose of this opinion, we have reviewed the following documents:

3.1	an emailed scanned copy of the Registration Statement dated 6 June 2018;

3.2	an emailed scanned copy of the Supplement dated 11 June 2018;

3.3	a copy of the Company’s consolidated articles of association (statuts coordonnés) as at 29 May 2018 (the “Articles”) as last amended by a notarial deed dated 29 May 2018 recording share issuances of the Company until 2 May 2018 (the “Share Issue Record Date”);

ELVINGER HOSS PRUSSEN, société anonyme | Registered with the Luxembourg Bar | RCS Luxembourg B 209469 | VAT LU28861577

2, place Winston Churchill | B.P. 425 | L-2014 Luxembourg | Tel: +352 44 66 440 | Fax: +352 44 22 55 | www.elvingerhoss.lu

3.4	an emailed scanned copy of the executed written resolutions of the board of directors of the Company (the “Board”) dated 5 June 2018 in relation inter alia with the transaction committee (the “Transaction Committee”), the filing of the Registration Statement, the issue of new Shares within the Authorised Share Capital, the suppression of any subscription rights of existing shareholders of the Company in the context of any issue of new Shares and the delegation of powers to the Transaction Committee to issue such new Shares within the Authorised Share Capital (each capitalised term as defined below) (the “Board Resolutions”);

3.5	an emailed scanned copy of the resolutions of the Transaction Committee adopted on 5 June 2018 as certified by Michelle Bryan in a certificate dated 6 June 2018 to which such resolutions are attached (the “Transaction Committee Resolutions”) for the purpose of approving, inter alia, the filing of the Registration Statement;

3.6	an emailed scanned copy of the resolutions of the Transaction Committee and of the pricing sub-committee adopted on 11 June 2018 as certified by Michelle Bryan in a certificate dated 11 June 2018 to which such resolutions are attached (the “Transaction Committee/Pricing Resolutions”) for the purpose of determining inter alia the offer price of the New Shares and the number of New Shares;

3.7	an emailed scanned copy of the decision of the delegate of the Board and the Transaction Committee (the “Delegate Decision”) dated 14 June 2018 increasing the issued share capital of the Company and issuing the 15,498,652 New Shares;

3.8	an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated 13 June 2018 certifying that as of 12 June 2018 no Luxembourg court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire (together, the “Luxembourg Insolvency Proceedings”) or foreign court decision as to faillite, concordat or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 19 2002 on, inter alia, the RCS (the “Fileable Foreign Proceedings”) has been filed with the RCS in respect of the Company; and

3.9	an electronic extract issued by the RCS in relation to the Company dated 13 June 2018 (the “Extract”).

The	documents listed under paragraphs 3.1 through 3.9 are hereinafter referred to as the “Documents”.

4. We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 13 June 2018 at 9:11 a.m. (Luxembourg time) as to whether a faillite (bankruptcy) ruling has been issued against the Company by a court in Luxembourg and

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we have also made an enquiry in relation to the Company on the website of the RCS on 13 June 2018 at 9:10 a.m. (Luxembourg time) as to whether Luxembourg Insolvency Proceedings, a decision of liquidation volontaire (voluntary liquidation), or any Fileable Foreign Proceedings, or a decision appointing an interim administrator (administrateur provisoire) have been filed with the RCS with respect to the Company (together, the “Searches”). At the time of the relevant Searches, no court ruling declaring the Company subject to any Luxembourg Insolvency Proceedings or appointing an interim administrator (administrateur provisoire), and no Fileable Foreign Proceedings or decision of liquidation volontaire (voluntary liquidation) were on file with the RCS. It should be noted that such Searches are subject to disclaimers on the relevant websites, and do not reveal whether any such court ruling has been rendered, any such Fileable Foreign Proceeding commenced or decision taken which has not yet been registered or filed or does not yet appear on the relevant websites, or whether steps have been taken to declare the Company subject to any of the above proceedings or to decide a liquidation volontaire (voluntary liquidation). Thus, we cannot opine as to whether any such action has been initiated, court ruling rendered, Fileable Foreign Proceedings commenced or decision taken but not yet filed and published with the RCS. We have not made any enquiries other than those described in this section 4.

5. For this opinion, we have relied on the accuracy and completeness of the Articles. We do not express any opinion on unrecorded shares should shares of the Company have been issued in the period since the Share Issue Record Date and the date of this opinion (other than the 15,498,652 New Shares). We do not express an opinion on shares issued upon conversion or exercise of rights under convertible notes issued by the Company or any other debt securities, options, warrants or other instruments convertible into shares or otherwise giving the right to, or any other right giving the right to, obtain delivery of shares (the “Exercisable Securities”). We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature thereon is the genuine signature of the individual featured as signatory on the document. In addition, we have assumed and have not verified: (i) the accuracy as to factual matters of each document we have reviewed; (ii) that the Board Resolutions are accurate, complete and up-to-date, reflect resolutions which were validly passed in duly convened and constituted meeting(s) of the Board or duly signed unanimous written resolutions of the Board and that such Board Resolutions are and remain in full force and effect without modification and have not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion; (iii) that the Transaction Committee Resolutions and the Transaction Committee/Pricing Resolutions are accurate, complete and up-to-date, reflect resolutions which were validly passed in a duly convened and constituted meeting of the Transaction Committee and the pricing subcommittee respectively and that such Transaction Committee Resolutions and such the Transaction Committee/Pricing Resolutions are and remain in full force and effect without modification and have not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion; (iv) that the Delegate Decision is accurate, complete and up-to-date, reflects decisions and resolutions which were validly passed by the delegate referred to therein and that such

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Delegate Decision is and remains in full force and effect without modification and has not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion; (v) that the Articles have not been amended; (vi) that the New Shares have been issued within the limits of the authorised share capital of the Company (including the issued shares of the Company) of ten million US Dollars (USD 10,000,000) represented by one billion (1,000,000,000) shares of the Company pursuant to the Articles (the “Authorised Share Capital”); (vii) that the New Shares have been exclusively issued to persons who comply with the provisions on limitation of ownership of the shares set out in the Articles; (viii) that the New Shares have been issued against a full payment in cash of their issue price received by the Company.

6. This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

7. On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

7.1	The Company is a public limited liability company (société anonyme) incorporated and existing in Luxembourg. The Company possesses the capacity to be sued and to sue in its own name.

7.2	The Company has all the necessary corporate power and authority to issue the New Shares.

7.3	The New Shares have been validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of such New Shares), it being noted that the New Shares, upon issue, need to be inscribed in the register of shareholders of the Company and, as a matter of record the capital increase relating to, and the issue of, the New Shares by the Company must within one (1) month be recorded by way of notarial deed, and thereafter such deed must be registered with the Luxembourg tax authorities, filed with the RCS and published in the Luxembourg recueil éléctronique des sociétés et associations.

7.4	The existing shares of the Company referred to in the Articles are validly issued and fully paid.

ELVINGER HOSS PRUSSEN

8. This opinion is subject to any limitations resulting from any laws from time to time in effect relating to Luxembourg Insolvency Proceedings, Fileable Foreign Proceedings, liquidation, suretyship and all other similar Luxembourg and foreign laws affecting creditors’ rights generally. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles, Extract and Searches described above in section 4. However such searches are not capable of conclusively revealing whether or not any Luxembourg Insolvency Proceedings, Fileable Foreign Proceedings, liquidation or suretyship proceedings or proceeding under any similar Luxembourg or foreign law have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding- up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on the files of the relevant party.

9.This opinion speaks as of its date and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion, Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

10. It is understood that this opinion is to be used only in connection with the issue of the New Shares by the Company, but subject to section 6 hereof.

11. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 6k furnished by the Company in respect to the Registration Statement and the Supplement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Supplement or Form 6k including this Exhibit 5.1, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours sincerely,

/s/ Elvinger Hoss Prussen ELVINGER HOSS PRUSSEN société anonyme

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ELVINGER HOSS PRUSSEN